[Marcum LLP Letterhead]

Exhibit 16

February 14, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Global Arena Holding, Inc. under Item 4.01 of its Form   8-K/A dated January 24, 2012.  We agree with the statements concerning our Firm in such Form 8-K/A.  We are not in a position to agree or disagree with other statements of Global Arena Holding, Inc. contained therein.

/s/ Marcum LLP

Marcum LLP

New York, NY